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                                                                    EXHIBIT 5.1


                             FOLEY, HOAG & ELIOT LLP

                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170

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
                                  TELEPHONE: 617-832-1000               1747 PENNSYLVANIA AVE., N.W.
                                  FACSIMILE: 617-832-7000                  WASHINGTON, D.C. 20006
                                     http://www.fhe.com                      TEL: 202-223-1200
                                                                             FAX: 202-785-6687

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                                                 November 10, 1999


Seacoast Financial Services Corporation
791 Purchase Street
New Bedford, Massachusetts  02740

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (the "S-3 Registration Statement") filed by Seacoast Financial Services Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-3 Registration Statement relates to the proposed offering by the Company of 500,000 shares (the "Shares") of its common stock, $.01 par value per share ("Common Stock") issuable pursuant to the Seacoast Financial Services Corporation Dividend Reinvestment and Stock Purchase (the "Plan).

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

         1. The Company's Articles of Organization and By-Laws, each as amended as of the date hereof;

         2. Such records of meetings and consents of the Company's Board of Directors and of its stockholders, stock records and other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion; and

         3.  The Plan.

         Based upon the foregoing, it is our opinion that:



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         1. The Company has corporate power adequate for the issuance of the
Shares in accordance with the S-3 Registration Statement.

         2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

         3. When certificates for the Shares have been duly executed and counter-signed and delivered against due receipt of the purchase price in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement.


                                                 Very truly yours,

                                                 FOLEY, HOAG & ELIOT LLP


                                                 By:/s/ CAROL HEMPFLING PRATT
                                                    ---------------------------
                                                     A Partner



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